INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of the
USAllianz Variable Insurance Products Trust:

We consent to the use of our report dated Fevruary 13, 2004 for the USAllianz Variable Insurance Products Trust, incorporated by references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Informations.

/s/ KPMG LLP
Columbus, Ohio
April 22, 2004